Exhibit 99.1

FOR IMMEDIATE RELEASE Teton Energy Corporation 410 17th Street, Suite 1850 Denver, CO 80202 www.teton-energy.com

Company contact:
Gillian Kane
(303) 565-4600 ext. 101
gkane@teton-energy.com
www.teton-energy.com

TETON ENERGY APPOINTS WILLIAM K. WHITE
TO BOARD OF DIRECTORS
DENVER, Sept. 27 /PRNewswire-FirstCall/ -- Teton Energy Corporation (Amex: TEC), an oil and natural gas producer with operations focused on the acquisition, exploration, and development in North America with current emphasis in the Rocky Mountain region, today announced that its Board of Directors has appointed William K. White as an independent outside director effective September 22, 2005.

White has 30 years financial and operating experience in the domestic oil and natural gas industry. He is currently President of Amado Energy, LP, an investment vehicle formed to focus on oil and gas producing properties in the Permian Basin. Prior to forming Amado, he was Chief Financial Officer of Pure Resources, Inc. At Pure, White was instrumental in helping to build the company from a startup with $20 million in initial seed equity to an investment grade, NYSE-listed company with an enterprise value of $1.8 billion and proved reserves of 1.5 trillion cubic feet (Tcf) in a little over six years. Pure Resources was acquired by Unocal Corporation in 2002.

Karl F. Arleth, CEO and president of Teton Energy Corporation, said, "Bill's extensive knowledge and success in structuring complex transactions, managing financial operations and developing growth opportunities for companies in the oil and natural gas sector is a strong positive for Teton Energy. Bill's addition to our board is also a significant milestone as we continue to the transformation of Teton from a Russian oil producer to a domestic resources company."

Prior to working with Pure Resources, Inc., White was Senior Vice President of TCW Asset Management Company, a fund manager with $53 billion under management. Previous to his work at TCW, White served as Senior Vice President of Finance and CFO of publicly listed Ensource, Inc., Vice President of Finance and Administration at publicly listed Lear Petroleum Corporation and Vice President of Finance and Treasurer at publicly listed Mitchell Energy & Development Corporation. White is past Chairman the IPAA's Capital Markets Committee and the IPAA's Oil and Gas Investment Symposium and served two terms on its National Board of Directors. He frequently presents at various industry conferences.

James J. Woodcock, Chairman of the Board at Teton Energy, said, "We are pleased to announce the appointment of Bill White to our Board of Directors. His experience, leadership, and his proven accomplishments in the mergers and acquisitions sector will further build and strengthen our company resume as we look for new opportunities for growth. We all welcome Bill to our Board of Directors and look forward to working with him."

About Teton Energy Corporation

Denver-based Teton Energy Corporation is an exploration and production company with operations in the Rocky Mountain region of the U.S. The Company's common stock trades as TEC on the American Stock Exchange. More information about the Company is available on the Company's website, www.teton-energy.com, and through additional press releases as the projects develop.

Forward-Looking Statements

This news release may contain certain forward-looking statements, including declarations regarding Teton and its subsidiary's expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton's management as at the date hereof and actual results may vary based upon future events, both within and without the control of the Teton's management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on the company and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations and other factors discussed in the Company's Annual Report on Form 10-K/A for the year ended December 31, 2004 filed with the Securities and Exchange Commission. More information about potential factors that could affect the Company's operating and financial results is included in Teton's annual report on Form 10-K/A for the year ended December 31, 2004. Teton's disclosure reports are on file at the Securities and Exchange Commission and can be viewed on Teton's website at www.tetonpetroleum.com. Copies are available without charge, upon request from the Company.